Exhibit (c)(3) PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION Preliminary Discussion Materials for Special Committee June 20, 2023

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION SITUATION OVERVIEW Section 1: Situation Overview Section 1 Situation Overview Section 2 Preliminary Financial Analysis Appendix 1 PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION SITUATION OVERVIEW Overview ⚫ On April 5, 2023, Structured Alpha LP ( SALP ) publicly released an unsolicited non-binding proposal to acquire all of the issued and outstanding common shares of Liminal BioSciences Inc. (“Liminal” or the “Company”) that SALP does not currently own for US$7.50 in cash (1) per common share (the Proposal ), implying an aggregate equity value for the Company of US$23mm ◼ The Proposal indicated that: “SALP is only interested in acquiring the common shares of [Liminal] that it does not already own. SALP does not have any interest in selling the common shares of [Liminal] that it owns and would not support any refinancing, recapitalization, sale, merger or other transaction involving [Liminal]” ⚫ SALP, an entity controlled by Thomvest Asset Management (collectively with SALP, “Thomvest”), owns 64% of Liminal’s common equity following a debt restructuring completed in April 2019 by way of a TSX hardship exemption ⚫ The board of directors (the “Board”) of the Company has established a special committee of the independent members of the Board (the “Special Committee”) with respect to the Proposal ⚫ The Special Committee engaged BMO Capital Markets as its independent financial advisor and to provide a formal valuation of the Company’s shares in accordance with Multilateral Instrument (“MI”) 61-101 – Protection of Minority Shareholders in Special Transactions ⚫ At the Special Committee’s direction, BMO contacted selected third parties for potential interest in acquiring Liminal ◼ 32 selected parties contacted ◼ Two active parties (acknowledged outreach and requested additional time to complete an initial assessment of the opportunity) while 20 parties explicitly declined and 10 implicitly declined (did not formally respond by confirming interest in advance of indicated response deadline) Source: Press releases, Public filings 2 1. Based on SALP reported ownership and proposed offer price, as stated in EX-99.7 of SC 13D/A, dated April 4, 2023. PROJECT LYNX

Volume (millions) PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION SITUATION OVERVIEW Liminal – Market Data and Historical Stock Performance (1) CAPITALIZATION AND MARKET VALUATION LTM STOCK PERFORMANCE (POST-SPLIT SHARE PRICE) (2) Market Valuation Current Unaffected $8.00 SALP Proposal: $7.50 8 1.4 .0 6/14/2023 4/4/2023 Label now says that there are 000’s Spread: 9.6% and %...e.g. need to show shares in Closing Stock Price $6.84 $3.62 % of 52-Week High 96.9% 36.6% Fully Diluted ITM Shares O/S (000’s) 3,135.0 3,104.2 Market Capitalization $21.4 $11.2 $7.00 0.8 LMNL Plus: Debt -- -- NBI (3) Less: Cash & Equivalents (20.3) (20.3) Total Enterprise Value $1.2 ($9.0) $6.00 0.6 (2) Current Unaffected Trading Overview 6/14/2023 4/4/2023 52-Week High $7.06 $9.90 $5.00 0.4 52-Week Low $3.10 $3.10 (4) Short Interest (000's / %) 39.6 / 3.6% 1.8 / 0.2% Float % 35.8% 35.8% $4.00 0.2 Average Daily Trading Volume (000's) 30 Days 5.3 5.6 60 Days 156.2 8.0 90 Days 108.4 6.3 180 Days 56.6 5.4 $3.00 -- Jun-22 Sep-22 Dec-22 Mar-23 Jun-23 Source: Capital IQ, FactSet, Press releases, Public filings; as of June 14, 2023 3 Note: US$ in millions, except per share data. 1. Effective February 1, 2023, there was a 10:1 reverse stock split in order to maintain NASDAQ listing requirements. 2. Reflects Liminal closing price on April 4, 2023, last trading day prior to public announcement of SALP proposal. PROJECT LYNX 3. As of March 31, 2023 reported filing. 4. Represents % of float. Share Price (US$)

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION

BMO

SITUATION OVERVIEW

Preliminary Proposal Overview

IMPLIED TRANSACTION METRICS

Implied Value

Proposed Purchase Price	(US$/sh)	$7.50
Implied Equity Value (100% Basis)	(US$ mm)	$23.3
Implied Equity Value (Attrib. to Minority)	(US$ mm)	$8.4

Implied Premiums

One-Day (4/4/2023)[1]	(%)	107.2%
One-Week (3/28/2023)	(%)	101.1%
20-Day VWAP	(%)	57.7%
52-Week High (4/4/2022)	(%)	(24.2%)
Highest Price Since Fezagepras Discontinuation (2/6/2023 & 2/28/2023)	(%)	31.1%
VWAP Since Fezagepras Discontinuation	(%)	55.2%
Highest Price Since Reverse Stock Split Effective Date (2/6/2023 & 2/28/2023)	(%)	31.1%
VWAP Since Reverse Stock Split Effective Date	(%)	44.1%

PROPOSAL HIGHLIGHTS

- **Proposal Date:** April 5, 2023
- **Buyer:** Structured Alpha LP ("SALP"), a limited partnership of which Thomvest Asset Management is the sole general partner
- **Proposed Purchase Price:** US$7.50 per common share in cash
- Non-binding proposal to acquire all outstanding Liminal common shares other than the 64% owned by SALP

SHARE PRICE PERFORMANCE SINCE SALP PROPOSAL (%)


Liminal
85.6%
89.0%
One-Day
Since Proposal
XBI
17.6%
Selected Pre-Clinical Biotech[2][3]
(16.7%)

8.4 mm shares traded (c. 1,300x 90-day ADTV) on NASDAQ on day of announcement of SALP Proposal

Source: Public filings, FactSet, Street research, as of June 14, 2023
1. Based on unaffected date.
2. Selected Pre-Clinical Biotech includes Comera Life Sciences Holdings, Forte Biosciences, Gain Therapeutics, Hillstream BioPharma, NeuBase Therapeutics, Pasithea Therapeutics, ProMIS Neurosciences and Xenetic Biosciences.
3. Reflects unaffected date of June 2, 2023 prior to offer from Lucy Scientific Discovery to acquire Pasithea Therapeutics.

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PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION

BMO

SITUATION OVERVIEW

Shareholder Ownership Summary

SHAREHOLDER REGISTRY

Investor Information			Current Holdings		
Investor Name	Country	WAC	Basic		
		(US$ / Share)	(thousands)		(%)
Top Strategic & Insider					
Thomvest Ventures, Inc.		$349.40	1,987.6		64.0%
Simon G. Best		$634.91	2.1		0.1%
Bruce Pritchard		NM	1.3		0.0%
Others			1.2		0.1%
Top Institutions					
G1 Execution Services LLC	United States	$5.00	14.1	▲	0.5%
National Bank Financial, Inc.	Canada	12.74	9.9	▼	0.3%
Estabrook Capital Management LLC	United States	13.52	0.5	▬	0.0%
RBC Dominion Securities, Inc. (Investment Management)	Canada	33.35	0.5	▼	0.0%
UBS Securities LLC	United States	4.63	0.0	▲	0.0%
Brewin Dolphin Ltd.	United Kingdom	13.52	0.0	▼	0.0%
RBC Dominion Securities, Inc.	Canada	35.27	0.0	▼	0.0%
Tanaka Capital Management, Inc.	United States	NM	0.0	▼	0.0%
Other Identified Institutions			--		--
Summary					
Strategic & Insider			1,992.3		64.2%
Institutional Holders			25.0		0.8%
Unidentified Institutional & Retail			1,086.9		35.0%
Total			**3,104.2**		**100.0%**

INVESTOR STATISTICS

Holdings by Investor Class


35%
1%
64%
Insider / Strategic
Institutional Holders
Unidentified Institutional & Retail

Source: FactSet
Note: Weighted average cost base (WAC) estimated based on quarterly position changes and average prices. WAC in US$. NM denotes not meaningful.

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PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION SITUATION OVERVIEW Selected Research Analysts’ Perspectives Bloom Burton Leede Jones Gable (1) Pre-SALP Proposal Target Stock Price $1.20 $2.00 Date of Pre-SALP Proposal Target July 2022 May 2022 Stock Price Rating Sell Hold Source: S&P Capital IQ, FactSet and Research reports as of June 14, 2023 6 Note: In US$. 1. Actual target price of US$0.12/sh adjusted for 10:1 reverse stock split announced by Liminal on 26-Jan-23. PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION PRELIMINARY FINANCIAL ANALYSIS Section 2: Preliminary Financial Analysis Section 1 Situation Overview Section 2 Preliminary Financial Analysis Appendix 7 PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION PRELIMINARY FINANCIAL ANALYSIS Preliminary Selected Pre-Clinical Public Biotech Companies Company Name Enterprise Value (US$mm) Gain Therapeutics $42.7 ProMIS Neurosciences $41.2 Comera Life Sciences Holdings $13.6 Hillstream BioPharma $0.8 Xenetic Biosciences ($7.0) NeuBase Therapeutics ($8.7) Forte Biosciences ($12.9) (1) ($19.0) Pasithea Therapeutics Median: ($3.1) 25th Percentile: ($9.7) 75th Percentile: $20.5 Selected Enterprise Value Range of ($10mm) – $20mm Source: BioCentury, FactSet, CapIQ, Public filings 8 Note: Market data of June 14, 2023. Criterion includes pre-clinical companies. 1. Reflects unaffected date of June 2, 2023 prior to offer from Lucy Scientific Discovery to acquire Pasithea Therapeutics. PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION

BMO

PRELIMINARY FINANCIAL ANALYSIS

Preliminary Selected Early-Stage Public Biotech Transactions – Implied Premiums

Since 2018

Date Announced	Target	Acquiror	Implied Premium Paid[1] One-Day
04/16/23[2]	Prometheus Biosciences	Merck & Co	75.4%
01/09/23	CinCor Pharma	Astrazeneca	120.7%
11/21/22	Imago BioSciences, Inc.	Merck	106.9%
06/03/22	Turning Point Therapeutics, Inc.	Bristol-Myers Squibb Company	122.5%
04/19/22	Checkmate Pharmaceuticals	Regeneron Pharmaceuticals	335.7%
08/23/21	Trillium Therapeutics	Pfizer	203.8%
08/03/21	Translate Bio	Sanofi	145.3%
02/25/21	Pandion Therapeutics	Merck	134.1%
03/02/20	Forty Seven	Gilead Sciences	64.7%
12/09/19	ArQule	Merck & Co.	106.9%
12/09/19	Synthorx	Sanofi	171.7%
10/16/19	Achillion Pharmaceuticals	Alexion Pharmaceuticals	72.6%
02/21/19	Immune Design	Merck & Co.	312.0%
01/07/19	Loxo Oncology	Eli Lilly	68.0%
01/31/18	Cascadian Therapeutics	Seattle Genetics	69.5%
01/22/18	Juno Therapeutics (Acquired remaining 90%)	Celgene	28.3%
	Median:		**113.8%**
	25th Percentile:		**71.8%**
	75th Percentile:		**151.9%**

Selected Premiums Range of 70% – 150%

Source: Capital IQ, Public filings

Note: Transaction values are calculated using net debt, earnouts, and milestone payments. Criteria include early-stage public biotech M&A transactions since 2018.

1. Based on upfront consideration only.
2. Pending transaction.

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PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION PRELIMINARY FINANCIAL ANALYSIS Preliminary Selected Pre-Clinical Biotech Transactions Since 2018 Date Transaction Value Announced Target Acquiror Upfront (U$Smm) 10/03/22 Villaris Therapeutics Incyte $70.0 03/30/21 Rodeo Therapeutics Amgen $55.0 05/04/20 Noachis Terra Oragenics $9.5 10/22/19 Encycle Therapeutics Zealand Pharma - 07/09/19 Spitfire Pharma Altimmune $5.0 10/31/18 Inception 4 Ophthotech $5.7 Median: $7.6 25th Percentile: $5.2 75th Percentile: $43.6 Selected Enterprise Value Range of $5mm – $45mm Source: Capital IQ, Public filings 10 Note: Transaction values are calculated using net debt, earnouts, and milestone payments. Criteria include pre-clinical biotech M&A transactions. PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION PRELIMINARY FINANCIAL ANALYSIS Preliminary Selected Pre-Clinical Biotech Product Transactions Since 2018 Date Transaction Value Announced Seller Acquiror Upfront (US$mm) 11/02/22 Basilea Pharmaceutica Twentyeight-Seven Therapeutics $1.0 01/13/22 DeuteRx Salarius Pharmaceuticals $13.8 03/17/21 Chemomab Therapeutics Kestrel Therapeutics $1.0 04/02/20 Merrimack Pharmaceuticals Celator Pharmaceuticals $2.3 09/09/19 Xenon Pharmaceuticals Flexion Therapeutics $3.0 01/25/18 Karyopharm Biogen $10.0 Median: $2.6 25th Percentile: $1.3 75th Percentile: $8.3 Selected Program Value Range of $0mm – $3mm Source: BioCentury, FactSet, Public filings 11 Note: Criteria include pre-clinical product transactions since 2018. PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION
BMO
PRELIMINARY FINANCIAL ANALYSIS

Summary of Management's PoS Assessments

Probability of Success

- Probability of Success ("PoS") based per public studies of success rates for each stage of clinical trial based on disease area (Phase 1, 2, 3 and NDA/BLA approval)
- PoS applied to revenue, cost projections, NOLs and taxes, as appropriate

	Liminal			Market Perspectives	
	NASH	IBD (UC)	IBD (Crohn's)	IBD (UC)	IBD (Crohn's)
PoS	Market Perspectives	Market Perspectives	Assumes successful Phase 2 and Phase 3 trials post-UC approval, PoS adjusted for UC likelihood of approval	P1-2: 61.8% P2-3: 45% P3-NDA/BLA: 63.6% NDA/BLA–Approval: 87.5%	P1-2: 46.7% P2-3: 34.2% P3-NDA/BLA: 57.1% NDA/BLA–Approval: 90.1%
Cumulative PoS	15.5%	8.3%	8.3%	15.5%	8.3%

METHODOLOGY SOURCE

- As per Company management based on *"Clinical Development Success Rates and Contributing Factors 2011–2020"*, Biotechnology Innovation Organization, Informa Pharma Intelligence, QLS Advisors

Source: Company management information, Biotechnology Innovation Organization, Informa Pharma Intelligence, QLS Advisors

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PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION PRELIMINARY FINANCIAL ANALYSIS Preliminary Discounted Cash Flow Analysis – GPR84 IMPLIED EQUITY VALUE PER SHARE ILLUSTRATIVE PF OWNERSHIP ON FULLY FUNDED BASIS For informational reference Low High (1) Reflects Illustrative Equity Financing For $677.7mm WACC 19.0% 16.5% Unaffected SALP Proposal Terminal Growth Rate (70.0%) (20.0%) Equity Financing Price Per Share $3.62 $7.50 PV of Cash Flows (0.4) 42.1 Post-Financing Ownership PV of Terminal Value 0.3 3.1 All Current Shareholders 1.6% 3.4% Implied Enterprise Value ($0.4) $42.1 0.6% 1.2% Less: Total Debt -- -- Minority Shareholders Note: Assumes current shareholders do not participate in future funding requirements. Add: Cash 13.9 13.9 Implied Equity Value $13.5 $56.0 F.D. Shares Outstanding 3.1 3.1 Implied Equity Value / Share $4.31 $17.87 SENSITIVITY Implied Enterprise Value ($mm) Implied Equity Value Per Share ($) WACC WACC $22.0 16.5% 19.0% $11.5 16.5% 19.0% (20%) $42.1 $1.2 (20%) $17.87 $4.80 (30%) $41.1 $0.6 (30%) $17.56 $4.63 (40%) $40.5 $0.2 (40%) $17.35 $4.51 (50%) $40.1 ($0.0) (50%) $17.21 $4.43 (60%) $39.7 ($0.2) (60%) $17.11 $4.36 (70%) $39.5 ($0.4) (70%) $17.03 $4.31 Source: Public filings, Company management information 13 1. Cumulative cash flow requirements to reach positive unlevered cash flow on non-PoS adjusted basis. PROJECT LYNX TV Growth Rate TV Growth Rate

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION PRELIMINARY FINANCIAL ANALYSIS Preliminary Sum-of-the-Parts Indicative Range Segment Low High (US$mm) (US$mm) Company / GPR84 - DCF (WACC: 16.5% - 19.0% / PG: (20.0%) - (70.0%)) ($0.4) $42.1 OXER1 - $0 - $3mm -- $3.0 GPR40 - $0 - $3mm -- $3.0 Total Indicative Enterprise Value ($0.4) $48.1 (1) (+) Belleville $3.0 $3.0 (2) (+) Net Cash $13.9 $13.9 Total Indicative Equity Value $16.5 $65.0 Fully Diluted ITM Shares O/S (000's) 3,117.5 3,185.1 Implied Equity Value Per Share (US$/sh.) $5.30 $20.41 Source: Public filings, Company management, FactSet, Street research 14 1. Based on carrying value of Belleville facility as of 31-Dec-22 per Liminal’s Q4 2022 financial statements, adjusted to USD at median of consensus estimates for the 2023 USDCAD exchange rate. 2. Based on forecasted balance as of 30-Jun-23 per Company management. PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION
PRELIMINARY FINANCIAL ANALYSIS

BMO

Preliminary Financial Analysis Summary

	Trading Perspectives			Transaction Perspectives		Sum-of-the-Parts
	For informational reference					
	52-Week High / Low[1]	Analyst Target Stock Prices[1]	Selected Public Companies (EV: ($10) - $20mm)	Selected Transaction Premiums[2] (70% - 150%)	Selected Transactions (EV: $5 - $45mm)	Company Management Forecast Overall PoS: 11.9% PG: (20.0%) - (70.0%) Discount Rate: 16.5% - 19.0%
Implied Equity Value (US$ mm)	$9.6 - $31.2	$3.7 - $6.2	$3.9 - $33.9	$19.2 - $28.5	$18.9 - $58.9	$16.5 - $65.0
Implied Enterprise Value (US$ mm)	($4.3) - $17.3	($10.2) - ($7.7)	($10.0) - $20.0	$5.3 - $14.6	$5.0 - $45.0	$2.6 - $51.1
Implied Spot Premium (%)[1]	(14%) - 173%	(67%) - (45%)	(65%) - 197%	70% - 150%	67% - 411%	46% - 464%
Implied 20-Day VWAP Premium (%)[1]	(35%) - 108%	(75%) - (58%)	(74%) - 126%	29% - 90%	27% - 289%	11% - 329%


$9.90
$3.10
$2.00
$1.20(3)
SALP Proposal: $7.50
$10.74
$1.26
$9.05
$6.15
$18.51
$6.05
$20.41
$5.30

Source: Public filings, Company management, FactSet, Street research
Note: Adjustment from equity value to enterprise value inclusive of forecasted net cash balance of US$13.9mm as of 30-Jun-23 per Company management.
1. Based on unaffected date of 4-Apr-23.
2. Based on 70%-150% premium applied to Liminal's closing stock price on unaffected date of 4-Apr-23.
3. Bloom Burton & Co.'s actual target price of US$0.12/sh adjusted for 10:1 reverse stock split announced by Liminal on 26-Jan-23.

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PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION APPENDIX Appendix Section 1 Situation Overview Section 2 Preliminary Financial Analysis Appendix 16 PROJECT LYNX

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION APPENDIX Preliminary Indicative Cost of Capital Calculation BETA CALCULATION COST OF CAPITAL Total Equity Debt Selected Betas βu = 1.10 βu = 1.50 2 (1) (2) (3) (4) Company Beta R Debt Value Ratio Tax Rate Beta Levered Unlevered Cost of Capital (6) Gain Therapeutics 1.37 0.14 $0.6 $61.2 1.0% 21.0% 1.36 3.66% 3.66% Nominal Risk-Free Rate (7) ProMIS Neurosciences 0.34 0.01 -- $42.6 -- 26.5% 0.34 Equity Risk Premium 7.17% 7.17% (7) 4.83% 4.83% Forte Biosciences 1.14 0.07 -- $21.7 -- 21.0% 1.14 Size Premium Selected Unlevered Beta 1.10 1.50 Pasithea Therapeutics 1.25 0.07 $0.3 $11.8 2.2% 21.0% 1.23 (8) 16.4% 19.2% Cost of Capital Comera Life Sciences (1.47) 0.03 -- $10.5 -- 21.0% (1.47) Hillstream BioPharma 1.86 0.06 -- $6.6 -- 21.0% 1.86 Selected Cost of Capital 16.5% 19.0% NeuBase Therapeutics 2.39 0.26 -- $5.1 -- 21.0% 2.39 Xenetic Biosciences 1.62 0.11 -- $4.8 -- 21.0% 1.62 Median 1.31 0.07 -- $11.1 – 1.29 Mean 1.06 0.09 $0.1 $20.5 0.4% 1.06 Selected Beta - Low 1.10 Selected Beta - High 1.50 (5) Liminal 1.09 0.07 -- $11.2 – 21.0% 1.09 Source: Public filings, Bloomberg, FactSet 5. Based on unaffected date of 4-Apr-23. 17 Note: Levered betas are calculated using FactSet pricing data. Market data as of 14-Jun-23. 6. Yield on 10-year United States Government bond. 2 1. R based on two-year weekly stock performance relative to S&P500 market index. 7. Based on Duff & Phelps Valuation Handbook – Guide to Cost of Capital. 2. Total debt as at most recently disclosed filing. 8. Cost of equity = risk-free rate + β x market risk premium + size premium. PROJECT LYNX 3. Equity value as of 14-Jun-23. 4. βU = βL / (1 + (1 - tax rate) x Debt/Equity).

PRELIMINARY AND CONFIDENTIAL INFORMATION – SUBJECT TO FURTHER REVIEW AND REVISION Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of Liminal BioSciences Inc. (the “Company”) by BMO Capital Markets Corp. (“BMO”) in connection with the Board’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with BMO in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. 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The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. BMO has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and BMO expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and BMO does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. BMO has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, BMO has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to BMO that would be material to its analyses, and that the final forms of any draft documents reviewed by BMO will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by BMO or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of BMO’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. BMO provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. BMO’s personnel may make statements or provide advice that is contrary to information contained in the materials. BMO’s or its affiliates’ proprietary interests may conflict with the Company’s interests. BMO may have advised, may seek to advise and may in the future advise one or more participants in the Transaction and/or other companies mentioned in the materials. All values in this document are in US$ unless otherwise specified 18 PROJECT LYNX